Exhibit 10.1

IBM Consulting Services

 Partnership Agreement

for Consulting Services

between

Agassi Sports Entertainment Corp. (ASE or Client)

and

IBM Norge AS (IBM)

2025-10-31

The information in this agreement is confidential and may only be used within Client’s enterprise.

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1.           Introduction

This Partnership Agreement for Consulting Services describes a high-level scope of provisions relevant for services to be provided by IBM to the ASE, hereunder IBM responsibilities, related Client responsibilities and key dependencies.

ASE enter into this Partnership Agreement Consulting Services (“PAC”) as Client of IBM as defined in the IBM Customer Relationship Agreement for Services ("CRA for Services").

Separately, ASE may become an IBM Business Partner under the IBM Business Partner Agreement ("BPA"). The BPA will be a separate contractual relationship between IBM and ASE as an IBM Business Partner ("BP").

As a BP, ASE will have the opportunity to sign up to the IBM Embedded Solution Agreement ("ESA"). Under the ESA, ESA BP may order Programs, Cloud and other Services (such as Program Support or maintenance), Machines and Appliances (collectively, IBM Products) and/or third-party products and services (Non-IBM Products) which BP shall include in BP's Embedded Solution to market to End Users (collectively, Products). All such rights are solely governed by the BPA and ESA.

This Partnership Agreement for Consulting Services is independent of and unrelated to any IBM Business Partner Agreement or Embedded Solution Agreement. No rights or obligations under the BPA or ESA are created, modified, or implied by this Partnership Agreement for Consulting Services.

2.           Objectives

The objectives of this Partnership Agreement for Consulting Services between Agassi Sports Entertainment Corp. (ASE) and IBM Norge AS (IBM) are to:

1.

Establish a collaborative partnership: Foster a mutually beneficial relationship between ASE and their primary digitalisation partner IBM, leveraging each other’s strengths to drive innovation and growth. This partnership is limited to consulting services and does not create any rights or obligations under the IBM Business Partner Agreement.

2.

Drive digital transformation: Support ASE’s digital transformation journey by providing IBM’s expertise in technology, consulting, and innovation, enabling ASE to stay competitive in the sports and entertainment industry.

3.

Improve business outcomes: Enhance ASE’s business performance through the effective use of technology, data analytics, and innovative solutions, leading to increased revenue, improved customer engagement, and enhanced operational efficiency.

4.	Foster innovation and growth: Encourage a culture of innovation and experimentation, enabling ASE to explore new business models, products, and services that drive growth and competitiveness.

5.	Develop a strategic roadmap: Collaborate on the development of a strategic roadmap that aligns with ASE’s business objectives, identifying key initiatives, milestones, and metrics for success.

3.            Scope of the Partnership Agreement for Consulting Services

The Partnership Agreement for Consulting Services contains consulting services to be provided IBM as further described in the CRA for Services, SOWs and other transaction documents hereunder. Any services, products or software to be provided by other IBM business units or third parties, hereunder software licenses and cloud services, are not included under this Partnership Agreement for Consulting Services and shall be provided to Client under separate agreements.

On the Partnership Agreement for Consulting Services signature date one SOW and a Commitment Agreement are agreed. As further described specifically in the Commitment Agreement, additional services and other obligations will be added under this Partnership Agreement for Consulting Services.

The content of this Partnership Agreement for Consulting Services applies to the extent not changed or adjusted in a transaction document, such as in a SOW or in the Commitment Agreement.

1.

Services Provided by IBM Consulting: This Partnership Agreement for Consulting Services covers the provision of consulting services, as described in a Statement of Work (SOW) and other transaction documents. These services may include, but are not limited to, consulting, advisory, and implementation services.

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2.	Exclusions: The following services, products, or software are not included in the scope of this Partnership Agreement:

•	Software licenses and cloud services, which will be provided under separate agreements.
•	Third-party services or products, which will be subject to separate agreements and terms.

3.

Additional Services and Obligations: As described in the Partnership Agreement for Consulting Services, additional services and obligations will be added to this Partnership Agreement for Consulting Services over time. These additions will be subject to mutual agreement and will be documented in subsequent SOWs or amendments to the Partnership Agreement for Consulting Services.

4.

Precedence of Transaction Documents: In the event of any conflict or inconsistency between this Partnership Agreement for Consulting Services and a Transaction Document (such as a SOW, Commitment Agreement or Change Request), the terms of the Transaction Document will take precedence.

5.	Scope of Work: The scope of work for each engagement will be defined in the applicable SOW, which will include details such as:

•	Specific servi`ces to be provided by IBM Consulting.
•	Deliverables and timelines.
•	Assumptions and dependencies.
•	Acceptance criteria and billing.

4.           Definitions

Client Relationship Agreement for Services (“CRA for Services”): The CRA for Services and applicable Attachments and Transaction Documents contains terms and conditions that applies to all services under the Partnership Agreement for Consulting Services and are the complete agreement regarding each transaction under a CRA for Services (together, the "Agreement") under which Client may procure Services: https://www.ibm.com/support/customer/csol/terms/?ref=Z126-6555_WOS-10-08-2023-no-en

IBM Garage: A flexible co-creation framework for ideating, prioritizing, testing and delivering innovative solutions. The Garage leverages the IBM Garage Methodology uses the following practices: Enterprise Design Thinking, Agile Software Development and DevOps.

Agile: Agile software development is a group of software development principles based on iterative and incremental development, where requirements and solutions evolve through collaboration between self-organizing, cross-functional teams. It promotes adaptive planning, evolutionary development and delivery, a time-boxed iterative approach, and encourages rapid and flexible Response to change.

Business Canvas: A structured view of a Use Case, Feature or Set of Features that describes the future state, initial & desired outcomes/ROI, initial roadmap, success criteria and an initial view of the Business Value that can be generated.

Business Value: An informal term that includes all forms of value that determine the health and well-being of an organization in the long run. Business value expands concept of value of the firm beyond economic value (also known as economic profit, economic value added, and shareholder value) to include other forms of value such as employee value, customer value, supplier value, channel partner value, alliance partner value, managerial value, and societal value. Many of these forms of value are not directly measured in monetary terms. Business value often embraces intangible assets not necessarily attributable to any stakeholder group.

Daily Standup Meeting: Provides an update on the work that was completed the previous day, work to be done, and any issues.

Definition of Ready: When a Product Backlog Item (PBI) is described as “Ready” for development, it will generally meet the following criteria:

●	PBI sizing is complete, and the Squad feels it should take less than two weeks.
●	Skills required for the PBI are available in the Squad.
●	Dependencies if any are resolved.
●	The Squad understands the story and feels it is developable

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The initial Definition of Ready will be defined in the initial phase of the project and will be evolved by the Squad as the delivery progresses.

Definition of Done Each PBI shall satisfy a set of completion or success criteria that are specific to that story. Generally, the Product Owner is given a Demo of the story. The Squad shall mark the story as “Done” when the success criteria are met. The initial Definition of Done will be defined in the initial phase of the project and will be evolved by the Squad as the delivery progresses.

DevOps: Short for development and operations; an approach that is based on Lean and Agile principles in which business owners and the development, operations and quality assurance team members collaborate to deliver software continuously.

Enterprise Design Thinking (EDT): A framework for teams to understand and deliver great user outcomes at the speed and scale of the enterprise. Enterprise Design Thinking begins with a focus on user outcomes, a multidisciplinary Squad, and a spirit of restless reinvention.

Garage Governance Board (Garage Governance Board): This joint steering/governance committee is composed of the Client’s executive sponsor, the IBM Delivery Executive, key Client stakeholders, the Garage Lead and the Client Program Lead and focus on strategic direction and program success.

Investment Board: A quarterly board meeting with stakeholders who are responsible with guiding overall strategy and investment decisions.

Garage Team: This is a general reference to the joint team of people including IBM as well as Client members who work on activities in the Garage.

Garage Innovation Pipeline: A practice for managing the Use Cases which enter the IBM Garage that seeks to maximize the Business Value of the entire Use Case pipeline within a given capacity of resources to do the work while allowing for the rejection or failure of individual Use Cases, Releases, POCs or MVPs.

IBM Core Resources: These are the IBM resources that are deployed continuously throughout the engagement. These resources provide ideation management, program governance, solution architecture governance, innovation /innovation culture expertise and as agreed to by the Garage Governance Board, Squads to develop POCs/MVPs.

IBM Flex Resources: These resources are deployed as agreed to by the Garage Governance Board to provide capability over and above the IBM Core Resources. Generally, these Squad(s) provide development capabilities. The Garage Governance Board may choose to deploy multiple Squads in parallel to drive additional Use Cases through the Garage.

Innovation: The deliberate process of creating Business Value by applying novel solutions to meaningful or strategic problems.

Iteration: A single development cycle, usually two weeks, during which time the Garage Team will build the PBIs that were agreed upon during the Iteration Planning activity. Any PBI that does not get completed during the Iteration is returned to the Backlog to be addressed in a future Iteration.

Minimum Lovable Product (MLP): This is a type of Release which is meaningful to the Product Owner and validates the business and user value.

Product Backlog: A tool for managing the Use Case, business value & relative priority of various Use Cases in addition to the PBIs of the various use cases that have been selected to have a POC or MVP developed.

Product Backlog Item (PBI): This is an overarching term for items on the Product Backlog. There are several types of PBI including but not limited to epics, user stories, defects, technical stories, data stories and research/spikes. A PBI is a set of functionality or feature that is of value to the Product Owner. It describes what the user needs, states why the persona needs the functionality and is described as a concept and not a detailed specification.

Product Owner: This person is commonly a lead user of the system or someone from marketing, product management or anyone with a solid understanding of users, the marketplace, the competition and of future trends for the domain or type of system being developed. This role will usually be filled by the Client; however, is some specific cases IBM may fill this role with Client agreement.

Release: A release is a time box of scope or PBIs that aligns with a number of Iterations in order to plan longer range vision than an Iteration provides.

Squad (“Team”, “Pod”): A set of resources comprising IBM (Core or Flex) and/or Client resources that work on PBIs.

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Squad Week: A unit of billable capacity that consists of a set of resources with a mix of different skills for an average of five (5) days of work effort.

Use Case (“Hypothesis”): A topic, a “big idea”, or big bet that the Garage Team has collected and the team wants to explore using the IBM Garage Methodology. Statements of intent written as meaningful outcomes. They tell you where to go, not how to get there, empowering teams to explore breakthrough ideas without losing sight of the goal.

5.           Governance

IBM and Client will actively participate in a mutually agreed upon set of IBM Garage governance activities. The following is an initial set of activities.

Meeting	Description	Attendees	Frequency	Duration
Investment Board	Review prioritization of scope, funding allocation and resource consumption	Client Steering Committee Client Program Lead IBM Garage Lead Team Representative	Quarterly	2 hours
Garage Board	Review contract Issues, Financial Review, Alignment to Long term objectives, Resolve Program Impediments,	Client Executive Sponsor Client stakeholders Client Program Lead IBM Delivery Exec IBM Garage Lead	Monthly	1 hour
Tech Design Authority Board	Technical status update to review key technical decisions, risks and impediments	Client CTO Client Security Lead IBM Garage Lead IBM Lead Architect IBM Shopify Architect IBM Mobile Lead Architect	Monthly	1 Hour
Innovation Pipeline Workshop	To capture and refine new or updated Use Cases/features for the Garage Innovation Pipeline	Garage Governance Board Line of Business IBM Core Team	Quarterly	4-8 Hours
Release Planning (per each track)	Review prioritized Product Backlog and agree on PBIs for Release, break down to Iterations, agree on Release goal & estimate number of Iterations.	Client Product Owner Garage Team IBM Garage Lead	Before each Release	3-4 Hours

6.            Location, Resources and Hours of Coverage

a.

Work under this contract will be performed at the IBM locations, Client locations, or Third Party Locations, all of which have safe access, suitable office space, supplies, high speed connectivity to the Internet, and other facilities needed by IBM personnel while working IBM location.

b.	IBM may use personnel and resources in locations worldwide and third-party suppliers to support the delivery of products and services.
c.

IBM will provide the Services under this contract through a globally distributed team model with resources operating during local business hours in their respective time zones, Monday through Friday, except national holidays. The team configuration includes:

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•	Asia-Pacific Resources (China/APAC): 9:00 AM - 6:00 PM China Standard Time (GMT+8)
•	India Resources: 9:00 AM - 6:00 PM India Standard Time (GMT+5:30)
•	European Resources: 9:00 AM - 5:00 PM Central European Time (GMT+1)

d.

If necessary, Client will provide after-hours access to Client facilities to IBM personnel. Client may incur a charge for Services provided outside of normal business hours. Out-of-town personnel may work hours other than those defined as normal business hours to accommodate their travel schedules.

Collaboration and Communication Framework:

•	Daily stand-ups and team coordination will be scheduled to accommodate overlapping hours between time zones
•	Client acknowledges that urgent requests outside of local business hours may experience delayed response times
•	Critical issues requiring immediate attention will be escalated through IBM's follow-the-sun support model
•	All team members will participate in scheduled meetings within their local business hours unless mutually agreed otherwise

Client Responsibilities:

•	Client resources must be available for collaboration during overlapping business hours as scheduled
•	Meeting times will be rotated to ensure equitable participation across all time zones
•	Client acknowledges that the distributed model may require flexibility in scheduling reviews, approvals, and workshops

7.           Responsibilities

7.1         IBM Engagement Management Responsibilities

An IBM Garage Program Lead (“Garage Lead”) will establish a framework for engagement planning, communications, reporting, procedural and contractual activity, and other activities associated with the Services, and will perform the following activities across all IBM Consulting tracks of the program:

a.	Review the SOWs and other Transaction Documents, any associated documents, and the contractual responsibilities of both parties with the Client Program Lead;
b.	Establish and maintain relevant communications through the Client Program Lead;
c.	Measure, track and evaluate progress against the project plans under the Partnership Agreement for Consulting Services, and help resolve any deviations with the Client Program Lead;
d.	Review the IBM standard invoice format and billing procedure to be used, with the Client Program Lead;
e.	Conduct regularly scheduled project status meetings with the Client’s team;
f.	Prepare and submit status reports to the Client Program Lead;
g.	Administer the Change Control Procedure with the Client Program Lead;
h.	Develop and maintain collaboration plan, to promote

(1)	Cost transparency for both sides, as reasonably required.
(2)	Commercial and technical monitoring of progress by both sides.
(3)	Ongoing discipline in the implementation of the Agile approach.
(4)	Clearly stated and shared product visions to describe the project goal.
(5)	Strong focus on teamwork and collaboration across the teams

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7.2         Investment Board meeting

An Investment Board Meeting is held quarterly and will serve as a platform for the Client Executive Sponsor(s) and the IBM Delivery Executive(s) to map out mid to long term activities and assure alignment with the Client’ strategic objective, as well as jointly decide on funding allocation and overall prioritization.

a.	IBM responsibilities:

(1)	Participate in Executive review meetings
(2)	Support the Client Program Lead as they lead the session

Mutually agreed to a framework for impediment resolution and appropriate escalation steps

b.	Client responsibilities:

(1)	Participate in Executive review meetings
(2)	Lead the Executive Review through the role of Client Program Lead
(3)	Ensure attendance of key stakeholders as appropriate
(4)	Resolve any impediments

Mutually agreed to a framework for impediment resolution and appropriate escalation steps

7.3         Garage Board Meeting

A Garage Governance Board is held at regular intervals. The Garage Lead, with Client’s assistance, will conduct a Garage Governance Board Meeting with the program stakeholders to make Go / No Go decisions for any decision gates that have been reached; resolve any impediments; update staffing needs; financial decisions; and identify program changes.

a.	IBM responsibilities:

(1)	Participate in Garage Board meetings
(2)	Support the Client Program Lead as they lead the meeting

b.	Client responsibilities:

(1)	Participate in Garage Board meetings
(2)	Lead the Garage Board through the role of Client Program Lead
(3)	Ensure attendance of key stakeholders as appropriate
(4)	Make timely decisions to assure the delivery cadence does not slow “speed to value”
(5)

Client may also include any Client person or third parties on Garage Board meetings (or any other meetings with IBM), from time to time, in its sole discretion, subject to a mutually agreed confidential agreement with such third parties as reasonably requested by IBM.

7.4          Tech Design Authority Board

The Tech Design Authority Board (TDAB) is a governance body responsible for facilitating the technical integrity and alignment of the solutions developed under this Partnership Agreement for Consulting Services. The TDAB will provide technical guidance, oversight, and decision-making authority to enable the solutions meet the required standards, are aligned with the overall architecture and business priorities and delivered in a timely and cost-effective way.

Responsibilities:

The TDAB will be responsible for:

(1)

Technical Governance: Providing technical guidance and oversight to enable the solutions developed under this Partnership Agreement for Consulting Services to meet the required technical standards and are aligned with the overall architecture.

(2)	Design Authority: Making decisions on the technical design and architecture of the solutions, ensuring that they meet the required standards and are aligned with the overall architecture.

b.

Solution Assurance: Assessing if the solutions developed under this Partnership Agreement for Consulting Services are delivered in a timely and cost-effective manner and meet the contracted quality and functionality standards.

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c.	Risk Management: Identifying and mitigating technical risks associated with the solutions developed under this Partnership Agreement for Consulting Services.

d.

Compliance: Assessing that the solutions developed under this Partnership Agreement for Consulting Services comply with relevant laws and regulations (as these are specified by Client), and contracted industry standards.

Membership:

The TDAB will consist of representatives from both IBM and the Client, including:

(1)	IBM Technical Lead: The IBM technical lead responsible for the overall technical direction of the solutions developed under this Partnership Agreement for Consulting Services.
(2)

Client Technical Representative: The Client technical representative responsible for ensuring that the solutions meet the Client’s technical requirements and are aligned with the Client’s overall architecture.

(3)

Solution Architects: Solution architects from IBM and the Client who will provide technical guidance and oversight to ensure that the solutions meet the required technical standards and are aligned with the overall architecture.

e.	Other Stakeholders: Other stakeholders from IBM and the Client who may be required to participate in the TDAB, such as security experts, data architects, or other technical specialists.

Meetings and Decision-Making:

The TDAB will meet on a regular basis, as required, to discuss technical matters and make decisions on the technical design and architecture of the solutions. Decisions will be made through a consensus-based approach, with the IBM Technical Lead and the Client Technical Representative having final decision-making authority.

7.5         Innovation Pipeline Refinement and Prioritization

An Innovation Pipeline Meeting is held at regular intervals (initially at least on a quarterly basis). The goal of the meetings is to capture and refine the “big ideas” and to establish a clear understanding of the business value of each idea.

The team will discuss and develop a Business Canvas for each use case and assign additional research activities as required to further develop the Business Canvas. The team will also prioritize the entire use case against using previously defined dimensions including but not limited to: business value, technical complexity, speed to market, alignment to organizational strategic objectives, etc.)

a.	IBM responsibilities:

(1)	Maintain the Innovation Pipeline
(2)	Manage Use Case development process
(3)	Develop/update the Business Canvas for each of the agreed upon Use Cases

b.	Client responsibilities:

(1)	Provide information as needed
(2)	Prioritize each Use Case
(3)	Support development of the Business Canvas
(4)	Define Business Value and success criteria for each Use Case

7.6          Release Planning (per each track)

A very high-level plan for multiple Iterations is created during this activity. It is a guideline that reflects expectations about which Backlog Items will be implemented and when they are completed. It also serves as a base to monitor progress within the project. Releases can be intermediate deliveries done during the project or the final delivery at the end.

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IBM responsibilities:

a.

Provide estimates based on team velocity and burndown on the Product Backlog Items requested by Client Product Owner for release including number of Iterations required and additional resources as may be required to complete the Release.

Client responsibilities:

b.	Make initial release plan and communicate that with the team.

c.	To revise the release plan based on the team’s estimates.

d.	To accept the release based on the Definition of Done for release being met

8.           Client Roles

IBM's performance is dependent upon Client’s fulfilment of its responsibilities at no charge to IBM. Any delay or idle time in performance of Client’s responsibilities may result in additional charges and/or delay of the completion of the Services and will be handled in accordance with the Project Change Control Procedure. The roles are defined based on the initial scope of SoW1 and is expected to increase over time related to the expected growth.

Overall summary of estimated Client Resource Requirements and Time Commitments:

Estimated Full-Time Dedicated Roles:

•	Client Program Lead: 1.0 FTE (40 hours/week)

o	Authority to make binding decisions on behalf of Client
o	Single point of contact for all project communications
o	Must respond to IBM requests within 3 business days

•	Product Owner Web and Mobile: 1.0 FTE for web and mobile tracks (20 hours/week each)

o	Empowered to make product decisions and prioritize backlog
o	Available for daily stand-ups, iteration planning, and reviews
o	Must provide acceptance/rejection of deliverables within 3 business days

Estimated Part-Time Committed Roles:

•	Executive Sponsor: 4 hours/month

o	Monthly Steering Committee meetings (2 hours)
o	Quarterly Investment Board meetings (2 hours)

•	Product Owner AI Model: 0.5 FTE for AI model track (20 hours/week)

o	Empowered to make product decisions and prioritize backlog
o	Available for daily stand-ups, iteration planning, and reviews
o	Must provide acceptance/rejection of deliverables within 3 business days

•	Technical Lead/Architect: 0.5 FTE (20 hours/week)

o	Solution architecture reviews and technical decisions
o	Available for technical clarifications within 24 hours

•	Content Strategist: 0.5 FTE (20 hours/week)

o	Shape and communicate overall content strategy for web and mobile tracks, including content requirements for target audiences (players, investors, media)
o

Provide all written content (website copy, mobile app content, product descriptions), high-resolution media assets featuring Andre Agassi and Steffi Graf, and complete e-commerce product information including specifications, pricing, and photography

o	Establish content review workflows with 3-business-day approval turnaround commitment, ensuring SEO, accessibility, and legal compliance standards are met

Estimated On-Demand Resources:

•	Business Stakeholders: Up to 16 hours/month

o	Sprint reviews (2 hours bi-weekly)
o	Workshops and requirements sessions (as scheduled)

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Estimated Resource Availability Requirements:

•	All designated resources must maintain minimum 80% of requested availability during project duration
•	Vacation/absence coverage must be pre-arranged with IBM Project Manager
•	Resource substitutions require 5 business days´ notice and IBM approval

Response Time Commitments:

•	Critical Issues: 4 hours
•	Standard Requests: 1 business day
•	Deliverable Reviews: 3 business days
•	Change Requests: 5 business days

Consequence of Non-Compliance

Client acknowledges that failure to provide committed resources or meet response timeframes will result in project delays. IBM's resource costs will continue to accrue at the contracted rate per sprint during any Client-caused delays, and such delays may result in additional charges through the Project Change Control Procedure.

8.1          Client Program Lead

Prior to the start of this project, Client will designate a Client Program Lead to whom all communications relative to this project will be addressed and who will have the authority to act on behalf of Client in all matters regarding this SOW. The Client Program Lead's responsibilities include the following:

●	Manage Client personnel and responsibilities for this project;
●	Serve as the interface between IBM and all Client departments participating in the project;
●	Administer the Change Control Procedure with the IBM Program Lead;
●	Participate in project meetings;
●	Obtain and provide information, data, and decisions within an agreed working days of IBM's request unless Client and IBM agree in writing to a different response time;
●	Review deliverables submitted by IBM, hereunder in accordance with the Deliverable Acceptance Procedure;
●	Help resolve project issues and Client’s deviations from the estimated schedule, and escalate issues within Client’s organization, as necessary; and
●

Review with the IBM Program Lead any Client invoice/billing requirements. Such requirements that deviate from IBM's standard invoice format or billing procedures may have an effect on price and will be managed through the Change Control Procedure or Project Change Procedure.

●	Make available dedicated Product Owners who are empowered, knowledgeable and available for the team

8.2         Client Product Owner

For all relevant tracks of the program, Client will designate one person called the Product Owner who is responsible for providing the requirements (epic stories) and verifying the output. The Product Owner is the key representative of Client. He or she is responsible for communicating the Client’s vision of, and requirements for, the Use Case to the Garage Team. The Product Owner will also take primary responsibility for the Product Backlog, including its initial development and its ongoing revision during the project. The Product Owner participates in Iteration Planning to prioritize backlog items and validate the new functionality before it goes to Iteration planning.

A large part of the role of the Product Owner is managing many stakeholders who often will have differing views and priorities. It is the Product Owners responsibility to manage and balance the needs of these stakeholders and present to the team one set of priorities taking all these inputs in to account. For this reason, it is important that the Product Owner is empowered.

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Client will assure that the nominated Product Owner is suitably experienced in IBM Garage development projects. Given the importance of the Product Owner role in the overall project, Client to use reasonable endeavours to ensure that the Product Owner:

●	Dedicates a reasonable amount of their time and efforts to the above activities,
●	Responds to questions from the Garage Team as soon as possible and is not removed from the project without good cause.

The Product Owner's responsibilities include the following:

●	Define and promote the vision, goals, and capabilities of the product.
●	Take all inputs into what the team should produce and turn it into a prioritized list (the Prioritized Product Backlog).
●	Participate actively in Pre-Iteration Planning, Iteration Planning and Iteration Review meetings.
●	Is available for the team throughout the Iteration.
●	Working with the team, determine the release plan and communicate it to upper management and the Client.
●	Determine the scope/content of the release (release planning).
●	Define success criteria for the release and determine when the system is ready to release.
●	Manage the stakeholders around the project, resolve differing opinions between the stakeholders and provide the team with a single answer based on those agreements.
●	Ensure that stakeholders are aware of and present at reviews.

8.3          Other Client Responsibilities

Client will:

a.

if required, provide safe access, suitable office space, supplies, high speed connectivity to the Internet, and other facilities needed by IBM personnel while working at Client’s location. The IBM project team will be located in an area adjacent to Client’s project personnel, and all necessary security badges and clearance will be provided for access to this area;

b.

have Client staff available to provide assistance as IBM reasonably requires and give IBM reasonable access to Client senior management, as well as any members of its staff to enable IBM to provide the Services. Client will provide staff that has the appropriate skills and experience. If any Client staff fails to perform as required, Client will make suitable additional or alternative staff available;

c.

IBM will not be responsible for any loss, damage, delay, or deficiencies in the Services arising from inaccurate, incomplete, or otherwise deficient information or materials supplied by or on behalf of Client;

d.

have appropriate agreements in place with third parties whose work may affect IBM’s ability to provide the Services. Unless specifically agreed to otherwise in writing, Client is responsible for the management and performance of the third parties, and for any third-party hardware, software or communications equipment used in connection with the Services;

e.	allow IBM to publicly refer to Client as using an offering in a publicity or marketing communication;
f.

participate in joint promotion initiatives with IBM which includes public use of the Client's name and logo alongside IBM in internal and external marketing materials including advertising such as print, TV and social media;

g.

if making available to IBM any facilities, software, hardware or other resources in connection with IBM’s performance of Services, obtain at no cost to IBM, any licenses or approvals related to these resources that may be necessary for IBM to perform the Services. IBM will be relieved of its obligations that are adversely affected by Client’s failure to promptly obtain such licenses or approvals. Client agrees to reimburse IBM for any reasonable expenses that IBM may incur from Client’s failure to obtain these licenses or approvals; and

h.

be responsible for determining that any non-IBM products and their integration are in compliance with national building and installation codes and other laws and regulations, including product safety regulations.

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8.4          Issue Escalation Procedure

Any issues or concerns that arise during the project will be escalated to the IBM Garage Lead, who will work with the relevant stakeholders to resolve the issue. If necessary, issues will be escalated to the Programme Sponsor or other relevant stakeholders.

8.5          Project Change Management

Any changes to the project scope, timeline, or budget will be handled through a formal change management process in each SOW, with clear communication and approval procedures in place. The Project Manager will be responsible for facilitating change management and ensuring that all stakeholders are informed and aligned.

9.            Financial, tax and payment terms

The payment terms are as follows:

a.

Payment Schedule: The Client will under each SOW or applicable transaction document pay a monthly payment, which will be invoiced on the first business day of each month and payable within the same month.

b.	Payment Method: The Client will make payments to IBM via bank transfer.
c.

Payment Terms: Payments are due monthly in advance billing, payment term of 30 days, 10 days remedy period and then after 10 days a right for IBM to terminate the affected SOW and other transaction documents for delinquent Account Receivable.

d.	Late Payment Fees: A late payment fee of 2% per month will be applied to any payments that are not made within the specified payment terms.
e.	Taxes: See 9.4 below.
f.	Currency: All payments will be made in US dollars.

Individual SOWs may have other payment terms which shall take precedence over the payment terms set out in this PAC.

9.1          Payment Milestones

To be specified per SOW.

9.2          FX, COLA Clauses and liability

The prices and rates specified in the SOW are based on the current exchange rates and cost of living adjustments (COLA) as of the date of the SOW. Any changes in exchange rates or COLA that occur during the term of the SOW will not be reflected in the prices and rates specified herein.

a.	Exchange Rate Fluctuations

In the event of a change in exchange rates, the parties agree to negotiate in good faith to adjust the prices and rates specified in a SOW to reflect the new exchange rates. Any such adjustments will be made on a prospective basis only and will not affect any payments made prior to the effective date of the adjustment.

b.	COLA Adjustments

In the event of a change in COLA, the parties agree to negotiate in good faith to adjust the prices and rates specified in this SOW to reflect the new COLA. Any such adjustments will be made on a prospective basis only and will not affect any payments made prior to the effective date of the adjustment.

c.	Notification and Review

The parties agree to review and discuss any changes in exchange rates or COLA on a regular basis, but no less than quarterly. In the event of a change in exchange rates or COLA, the parties will notify each other in writing and will negotiate in good faith to adjust the prices and rates specified in this SOW.

d.	Limitation of Liability

Partnership Agreement for Consulting Services - between Agassi Sports Entertainment Corp. and IBM	Page 13 of 20

In no event will either party be liable for any losses or damages resulting from changes in exchange rates or COLA, except to the extent that such losses or damages are caused by the gross negligence or wilful misconduct of the other party.

This clause is just a sample and may need to be modified to fit the specific needs of a project or SOW.

9.3          Payment Disputes

In the event of a payment dispute, the Client and IBM will work together to resolve the issue in a timely and professional manner. If the dispute cannot be resolved, the Client and IBM may agree to seek mediation or arbitration to resolve the issue.

9.4         Taxes

Indirect Taxes means value added, goods and services, consumption, sales, use, revenue and/or turnover taxes calculated as a percentage of gross revenue (excluding income taxes calculated on net income or profit), financial transaction, digital services, export and import taxes or duties, stamp, registration, documentary and property taxes and any other similar charges or contributions, including surcharges on the aforementioned taxes, in each case imposed, collected or assessed by, or payable to, a tax authority or other Governmental Agency.

All charges referred to under this Partnership Agreement for Consulting Services, hereunder the Client Relationship Agreement for Services any SOWs and transaction documents are expressed as exclusive of all applicable Indirect Taxes. If any Indirect Taxes are payable in relation to any goods, services or other supplies made under or in connection with this  Partnership Agreement for Consulting Services (hereunder the CRA for Services, any SOWs and transaction documents) including the provisioning and fulfilment of such supplies (i) the applicable Indirect Taxes shall be added to any charges payable by Client (ii) IBM shall issue an invoice or other billing documentation to the Client in accordance with Applicable Tax Laws; and (iii) as applicable, Client shall pay or reimburse the amounts of such Indirect Taxes to IBM on or before the due dates for satisfaction of such invoices.

In the event that any withholding or deduction for or on account of tax is required under any law or regulation of any governmental entity or authority, domestic or foreign to be made by the Client in respect of any charge, the sum payable by Client to IBM shall be increased by the amount necessary to yield to IBM an amount equal to the sum it would have received had no withholdings or deductions been made.

The Client warrants that it is registered for Indirect Taxes in the country of the customer contracting entity and that it purchases the IBM services for business use. The Client agrees to collect and remit Indirect Taxes imposed, collected or assessed by, or payable to, a Tax Authority or Government Agency, to the extent required by local laws or where local laws provide for the Client to account for Indirect Taxes on the supply in the event that IBM is not registered for Indirect Taxes in Client´s country. Client agrees to indemnify and hold harmless IBM and its affiliates and their respective officers, directors, employees and agents, against all liabilities, damages, losses, costs and expenses if the Client fails to pay timely all Indirect Taxes due on IBM's supply to the Client in accordance with such laws.

In the event that local laws or regulations could require the IBM contracting entity to register for Indirect Taxes in overseas countries, Client agrees to execute local agreements with local IBM in the applicable overseas country where IBM makes supplies under the  Partnership Agreement for Consulting Services (hereunder the CRA for Services, any SOWs and transaction documents) and/ or the Client or Client affiliate receives the supplies. Client may nominate which Client entity (namely, Client or a local Client Group Member,) executes the Local Service Agreement with the local IBM.

10.         Additional terms

10.1       Information Security and Data Protection

As of signature date of the Partnership Agreement for Consulting Services no Client personal data will be processed by IBM. If Client personal data will be provided to IBM for processing on behalf of Client. Client will notify IBM in writing and IBM’s Data Processing Addendum (DPA) at http://ibm.com/dpa will apply and DPA Exhibits shall be populated agreed and will apply to IBM’s processing of personal data, hereunder be incorporated into the applicable agreement.

Partnership Agreement for Consulting Services - between Agassi Sports Entertainment Corp. and IBM	Page 14 of 20

Agreed to: Agassi Sports Entertainment Corp. (“Client or ASE”) Organization no/Tax reg number: 88-0203976	Agreed to: IBM Norge AS (“IBM”) Organization no: 931482580
By /s/ Ron Boreta Authorized signature	By /s/ Peter Rylander Authorized signature
Title: CEO	Title: Executive Partner, IBM Consulting
Name: Ron Boreta	Name: Peter Rylander
Date:	Date:
By /s/ Niclas Poldahl Signature
Title: Executive Partner, IBM Consulting
Name: Niclas Poldahl
Date:
Referenced Agreements name/number/date: CRA for Services (Z126-6555_WOS-10_NO_08-2023) https://www.ibm.com/support/customer/csol/terms/?ref=Z126-6555_WOS-10-08-2023-no-en
Confidentiality Agreement name/number Agreement for Exchange of Confidential Information for Exchange of Technical Information, #2025-MS-124, signed between ACE and IBM in July, 2025.
Client address: 1120 N Town Center Drive, Suite 160 Las Vegas, Nevada, USA	IBM address: Lakkegata 53, 0187 Oslo, Norway

Partnership Agreement for Consulting Services - between Agassi Sports Entertainment Corp. and IBM	Page 15 of 20

Appendix A: Change Control Procedures

 Appendix B: Information Security Roles and Responsibilities Table